Exhibit 99.1

Catalyst Reports

Record Fourth Quarter and Year End Financial Results

Net Income Increases 29% to $1.48 per Diluted Share

2009 Revenue Reaches $2.9 Billion

ROCKVILLE, MD, February 23, 2010 – Catalyst Health Solutions, Inc. (NASDAQ: CHSI) announces its financial results for the fourth quarter and year ended December 31, 2009. For 2009, the Company reported revenue of $2.9 billion and net income of $65.2 million, or $1.48 per diluted share compared to revenue of $2.5 billion and net income of $50.4 million, or $1.16 per diluted share in the prior year.

“We are pleased with the Company’s financial performance,” stated David T. Blair, Chief Executive Officer of Catalyst. “The Company continues to produce significant revenue and earnings growth driven by strong client retention, expanding operating margins and new business additions. All new client implementations are proceeding smoothly and business volumes are meeting management expectations.”

The Company successfully implemented and began administering pharmacy benefit management services for the Michigan Public Schools Employees Retirement System (“MPSERS”) on January 1, 2010. MPSERS is comprised of approximately 190,000 members, including non-Medicare and Medicare-eligible retirees and their dependents.

The Company confirms its previously stated guidance for 2010 of $3.3 billion to $3.6 billion in revenue and earnings between $1.80 and $1.88 per diluted share. Earnings for 2010 are expected to be weighted to the third and fourth quarters due to implementation and transition expenses associated with the recent client additions and management expects revenue to be at the high end of its guidance range.

Fourth Quarter Results

Revenue for the fourth quarter increased by $60.5 million, or 8.8%, to $747.9 million from $687.4 million in the prior year’s comparable quarter. The increase in revenue is due to the increase in prescription volume and price inflation on brand drugs, offset by the impact of the increase in generic utilization. Total unadjusted claims processed in the fourth quarter increased to 14.6 million from 13.6 million for the same period in 2008. The increase in prescription volume was primarily due to the addition of new clients and the growth of existing clients. Generic utilization increased to 68.0% from 65.5% in the fourth quarter of 2008.

Gross profit for the fourth quarter increased $10.2 million, to $50.5 million or 6.8% of revenue compared to $40.3 million, or 5.9% of revenue, in the fourth quarter of the prior year. The increase in gross profit is primarily due to the increase in revenue, higher generic utilization, continued realization of the economics of our mail service pharmacy, the contribution of performance management fees, higher formulary compliance, and improved contract performance related to drug manufacturer rebates and pharmacy reimbursements.

Fourth quarter operating income increased 39.5% to $29.2 million from $20.9 million in the fourth quarter of 2008. The increase in operating income was primarily due to the increase in gross profit, offset by a $2.0 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was primarily associated with initiatives to support the Company’s continued growth, such as additional employee, facilities and vendor costs to serve and implement new clients and investments in expanding capacity at our mail service operations. Additionally, the growth in selling, general and administrative expenses reflects the consolidation of the operating expenses from the Company’s recent acquisition.

Net income for the fourth quarter of 2009 was $18.0 million, or $0.41 per diluted share, compared to the prior year’s net income of $14.2 million, or $0.33 per diluted share.

Full Year Results

Revenue for the year ended December 31, 2009 increased 13.8%, to $2.9 billion from $2.5 billion in the prior year. The increase in revenue is due to the increase in prescription volume and price inflation on brand drugs, offset by the impact of the increase in generic utilization. Total unadjusted claims processed increased to 56.2 million for the year ended December 31, 2009 from 52.0 million for the same period in 2008. The increase in prescription volume was primarily due to the addition of new clients and the growth of existing clients.

Gross profit for 2009 increased by $42.5 million to $185.8 million, or 6.4% of revenue, compared to $143.3 million, or 5.6% of revenue, in the prior year. The increase in gross profit is primarily due to the increase in revenue, higher generic utilization, continued realization of the economics of our mail service pharmacy, the contribution of performance management fees, higher formulary compliance, and improved contract performance related to drug manufacturer rebates and pharmacy reimbursements.

Operating income increased by $29.3 million to $104.7 million in 2009 from $75.4 million in the same period of the prior year. The increase in operating income was primarily due to the increase in gross profit offset by a $13.2 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was associated with initiatives to support the Company’s continued growth, such as additional employee, facilities and vendor costs to serve and implement new clients and investments in expanding capacity at our mail service operations. The growth in selling, general and administrative expenses primarily reflects the consolidation of the operating expenses from the Company’s recent acquisitions.

Net income for the year ended December 31, 2009 increased 29.3% to $65.2 million, or $1.48 per diluted share, compared to $50.4 million, or $1.16 per diluted share, in the prior year.

About Catalyst Health Solutions, Inc. (www.chsi.com):

Catalyst Health Solutions, Inc. is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager serving more than 6 million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of pharmacy benefit management services to the hospice industry; and Immediate Pharmaceutical Services, Inc., a fully-integrated prescription mail service facility in Avon Lake, Ohio. The Company’s clients include self-insured employers including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that might materially affect our results, particularly those risks referred to in our Annual Report on Form 10-K for the year ended December 31, 2008 under “Item 1A. Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business. Catalyst Health Solutions, Inc. does not undertake any obligation to update forward-looking statements, whether as a result of new information, future events, or other developments.

Contact: Catalyst Health Solutions, Inc.

Hai Tran, 301-548-2900

htran@chsi.com

SOURCE: Catalyst Health Solutions, Inc.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2009	2008	2009	2008
Revenue (excludes member co-payments of $211,832, $195,623, $810,576 and $753,547 for the three and twelve months ended December 31, 2009 and 2008, respectively)	$747,900	$687,400	$2,894,380	$2,543,379

Direct expenses	697,368	647,120	2,708,616	2,400,125
Selling, general and administrative expenses	21,353	19,365	81,036	67,822

Total operating expenses	718,721	666,485	2,789,652	2,467,947

Operating income	29,179	20,915	104,728	75,432
Interest income	76	607	780	4,542
Interest expense	(197)	(76)	(560)	(311)
Other income (loss)	—	(2)	2	—

Income before income taxes	29,058	21,444	104,950	79,663
Income tax expense	11,098	7,264	39,785	29,269

Net income	$17,960	$14,180	$65,165	$50,394

Net income per share, basic	$0.41	$0.33	$1.51	$1.18
Net income per share, diluted	$0.41	$0.33	$1.48	$1.16
Weighted average shares of common stock outstanding, basic	43,349	42,848	43,128	42,527
Weighted average shares of common stock outstanding, diluted	44,253	43,615	43,942	43,588

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED SELECTED INFORMATION

(In thousands)

(Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2009	2008	2009	2008
Retail prescriptions	14,089	13,093	54,124	50,150
Total mail prescriptions	537	540	2,050	1,871

Total prescriptions	14,626	13,633	56,174	52,021
Total adjusted prescriptions(1)	15,700	14,713	60,274	55,763

Adjusted mail order penetration %(2)	10%	11%	10%	10%
Generic utilization %	68%	66%	67%	65%

Gross profit	$50,532	$40,280	$185,764	$143,254
Operating income	29,179	20,915	104,728	75,432
Depreciation & amortization	2,866	2,929	11,924	10,074

(1)

Adjusted prescription volume equals the number of mail-order prescriptions multiplied by 3, plus retail prescriptions. Mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the number of product days supplied compared with retail prescriptions.

(2)	The percentage of adjusted mail-order prescriptions to total adjusted prescriptions.

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